Filed Pursuant to Rule 433

Registration No. 333-188191

Issuer Free Writing Prospectus dated June 4, 2015

Relating to Preliminary Prospectus Supplement dated June 1, 2015

APPLE INC.

FINAL PRICING TERM SHEET

0.350% Notes due 2020 (the “2020 Notes”)

Issuer:	Apple Inc.

Principal Amount:	¥250,000,000,000

Maturity:	June 10, 2020

Coupon:	0.350%

Price to Public:	100.00%

Interest Payment Date:	Semi-annually on June 10 and December 10, commencing December 10, 2015

Day Count Convention:	30/360

Spread to Swap Offer:	+ 0 basis points

Swap Offer Yield:	0.350%

Yield:	0.350%

Redemption:	The 2020 Notes will not be redeemable prior to maturity unless certain events occur involving United States taxation as described in the Preliminary Prospectus Supplement dated June 1, 2015.

Trade Date:	June 4, 2015

Settlement Date:	June 10, 2015, which is T+4 Tokyo business days

Denominations:	¥100 million and any integral multiple of ¥10 million in excess thereof

Listing:	None

Ratings:*	Aa1 (stable) by Moody’s Investors Service, Inc. AA+ (stable) by Standard & Poor’s Ratings Services

Common Code/ISIN:	124315301 / XS1243153019

Underwriters:

Joint Book-Running Managers:	Goldman Sachs International

Mitsubishi UFJ Securities International plc

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) and a prospectus supplement with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and prospectus supplement if you request it by calling Goldman Sachs International at +44 20 7774 1000, Mitsubishi UFJ Securities International plc at + 44 20 7577 2206, or by contacting Apple Inc.’s Investor Relations at http://investor.apple.com/contactus.cfm.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.